Exhibit 10.43

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

COMMERCIAL COOPERATION AGREEMENT

This Commercial Cooperation Agreement (this “Agreement”) is entered into as of January 17, 2020 (the “Effective Date”), by and among Delta Air Lines, Inc., a Delaware corporation (“Delta”), Wheels Up Partners LLC, a Delaware limited liability company (“WUP”), and Wheels Up Partners Holdings LLC, a Delaware limited liability company (“WUPH” and together with WUP and their Affiliates (as defined below), “Wheels Up”). Each of Delta, WUPH, and WUP are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Delta and WUPH have entered into that certain Equity Purchase Agreement, dated as of December 11, 2019 (the “Purchase Agreement”) pursuant to which Delta has agreed to cause Newco (as defined in the Purchase Agreement) to contribute all of the outstanding equity interests of Delta Private Jets, LLC, a Kentucky limited liability company (“DPJ”), to WUPH in exchange for certain equity in WUPH;

WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Parties are executing and delivering (i) a Program Participation Agreement (the “Participation Agreement”) and (ii) a Corporate Sales Agreement (the “Corporate Sales Agreement”); and

WHEREAS, the Parties, subject to the terms and conditions set forth herein, desire to provide or cause to be provided certain services and covenants to and on behalf of the other Parties and their Affiliates for the joint benefit of the Parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. No direct or indirect equityholder of WUPH shall be considered an Affiliate of Wheels Up for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Annual Marketing Plan” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or obligated by Law or executive order to close in New York, New York or Atlanta, Georgia.

“Change of Control” with respect to an entity shall mean the occurrence of any of the following (x) any Person or two or more Persons (other than any member of the Dichter Group or Delta or any of their respective Affiliates) acting as a group, and any Affiliates of such Person or Persons (each, a “Change of Control Group”) shall acquire, in one or more transactions or series of transactions, more than 50% of such entity’s voting rights and/or the power to elect a majority of such entity’s board of directors or the equivalent, (y) such entity shall sell all or substantially all of its assets (including for purposes of this determination, assets of the entity’s subsidiaries), to any party or (z) such entity shall merge with or consolidate into any third party that is not an Affiliate of such entity and, following such merger, the members or shareholders immediately prior to such merger no longer hold more than 50% of the entity’s voting rights and/or the power to elect a majority of such entity’s board of directors or the equivalent.

“Claims” has the meaning set forth in Section 9.1.

“Confidential Information” has the meaning set forth in Section 6.1.

“Control” (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Corporate Sales Agreement” has the meaning set forth in the preamble.

“Covered [***] Acquisition” means an acquisition by the WUPH or any of its Affiliates of any Person or business that is engaged in [***] such that, following the consummation of such acquisition, the Company would [***].

“Deficiency” has the meaning set forth in Section 2.9(c).

“Deficiency Cure Plan” has the meaning set forth in Section 2.9(c).

“Delta” has the meaning set forth in the preamble.

“[***]” means a Person who is bound by [***].

“Delta IP” means all Intellectual Property owned by Delta.

“Dichter Group” means, collectively, Kenny Dichter (or if applicable, his estate or guardian) and King Dreams LLC.

“Disclosing Party” has the meaning set forth in Section 6.1.

“DOT” means the United States Department of Transportation or any successor agency to its functions with respect to the regulation of air transportation.

“DPJ” has the meaning set forth in the preamble.

“Effective Date” has the meaning set forth in the preamble.

“FAA” means the Federal Aviation Administration or any successor organization or agency.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, bureau, commission or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indemnified Party” has the meaning set forth in Section 9.1.

“Indemnitor” has the meaning set forth in Section 9.1.

“Initial Term” has the meaning set forth in Section 4.1.

“Intellectual Property” means all (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, (c) copyrights, copyrightable works and works of authorship (whether copyrightable or not), including similar rights in computer programs, mask works, data collections, and databases, (d) Trade Secrets, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights.

“Invoking Party”" has the meaning set forth in Section 2.9(e)(i).

“IPO” has the meaning set forth in Section 4.2(c).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Dispute” means any action, suit, claim, charge, audit, inquiry or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement.

“Licensee” has the meaning set forth in Section 2.12.

“Licensor” has the meaning set forth in Section 2.12.

“Losses” has the meaning set forth in Section 9.1.

“Marks” means trademarks, trade names, trade styles, trade dress, service marks, logos, designs, corporate names or other similar general intellectual property right that a Licensor provides to a Licensee for use in connection with the activities contemplated by this Agreement, as provided in Section 2.12.

“Participation Agreement” has the meaning set forth in the preamble.

“Party” and “Parties” have the meaning set forth in the preamble.

“Permits” means all licenses, permits, authorizations, approvals, authorizations, registrations, variances and similar rights obtained or issued, or required to be obtained or issued, from Governmental Authorities.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority, or any other entity.

“PII” has the meaning set forth in Schedule 5 to this Agreement.

“Platform Integration” has the meaning set forth in Section 2.1(a).

“Purchase Agreement” has the meaning set forth in the preamble.

“Receiving Party” has the meaning set forth in Section 6.1.

“Renewal Term” has the meaning set forth in Section 4.1.

“Required Disclosure” has the meaning set forth in Section 7.1.

“Run-Rate Benefits” has the meaning set forth in Section 2.9(a).

“Run-Rate Excess” has the meaning set forth in Section 2.9(c).

“Run-Rate Statement” has the meaning set forth in Section 2.9(c).

“Term” has the meaning set forth in Section 4.1.

“Third-Party Claim” has the meaning set forth in Section 9.2.

“Trade Secrets” means trade secrets, confidential information and proprietary ideas and know-how. Trade Secrets may include non-public information related to inventions (whether patentable or not); financial, business and marketing plans; algorithms, formulae, processes, methods, models, data collections and source code; and customer, distribution, sales, technical and other proprietary information.

[***]

“Wheels Up” has the meaning set forth in the preamble.

“WUP” has the meaning set forth in the preamble.

“WUP Corporate Customer” means a Person, other than an individual, who has a Business Membership with Wheels Up.

“WUP IP” means all Intellectual Property owned by WUP or WUPH.

“WUP [***] Member” has the meaning set forth in Section 2.4.

“WUP Member” means a Person that has a WUP Membership.

“WUP Membership” means a WUP Connect Membership, Core Membership, or Business Membership (including any respective successors to such memberships), or such other type of membership with Wheels Up as may be agreed upon by the Parties for inclusion herein.

“WUP Self Service” means applications (e.g., website, mobile app) owned or controlled by WUP through which WUP Members may book travel with WUP.

“WUPH” has the meaning set forth in the preamble.

“WUPH LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of WUPH, dated as of the Effective Date, as amended from time to time in accordance with its terms.

ARTICLE II
SERVICES AND COVENANTS

2.1.            Integration of Platforms.

(a)               The Parties shall cooperate to integrate certain aspects of each Party’s technology platforms (the “Platform Integration”). The Parties shall, within [***] days after the Effective Date, participate and use their commercially reasonable efforts to mutually develop a Platform Integration plan that: (i) allows WUP Members to purchase certain commercial air transportation fares and related ancillary services of Delta through WUP Self Service using such WUP Member’s account funds, (ii) enables a click-through link via Delta.com to a Wheels Up webpage selected by Wheels Up (with exploration of other potential cross-linkages or redirection to Wheels Up platforms through Delta platforms, subject to any Delta operational or contractual limitations or restrictions), (iii) supports implementation and management of the benefits offered pursuant to the Participation Agreement and (iv) provides such other integrations as the Parties mutually agree are required to support the shared initiatives and respective obligations set forth herein. The Parties acknowledge that neither the implementation of the Platform Integration plan, nor the other areas of cooperation pursuant to this Agreement, shall result in the transfer of ownership of any Intellectual Property from Delta or Wheels Up to the other.

(b)               The Platform Integration plan shall include an implementation timeline (which may provide for elements of manual engagement and support over the short term, but the Parties shall use commercially reasonable efforts to include automated integration over the longer term), the required resources and budget to complete the Platform Integration, including the allocation of use, if any, of Wheels Up information technology (“IT”) resources, as well as, to the extent agreed by the Parties, terms applicable to the handling and development of source code or other Confidential Information, Delta IT resources, and third-party IT resources; provided, however, the Parties will use their respective best efforts to minimize the use of Delta IT resources. The Parties shall allocate the costs of the development and implementation of the Platform Integration on a mutually agreed, commercially reasonable basis.

(c)               Upon agreement of the Parties on the Platform Integration plan, each Party shall act in a commercially diligent manner to implement the Platform Integration plan within the timeline set forth therein. In furtherance thereof, (i) subject to Delta’s prior written approval (such approval not to be unreasonably withheld, delayed or conditioned), Delta grants to Wheels Up a fully-paid, non-exclusive, non-transferable (except in accordance with Section 10.12 below), non-sublicensable, limited license for Wheels Up to use any Delta IP as may be necessary or appropriate to implement such Platform Integration plan and (ii) subject to Wheels Up prior written approval (such approval not to be unreasonably withheld, delayed or conditioned), Wheels Up grants to Delta a fully-paid, non-exclusive, non-transferable (except in accordance with Section 10.12 below), non-sublicensable, limited license for Delta to use any WUP IP as may be necessary or appropriate to implement such Platform Integration plan.

2.2.            Marketing Plans; Certain Marketing Events.

(a)               Prior to the start of each calendar year during the Term, the Parties shall jointly develop a marketing and earned media communications plan for such calendar year (each, an “Annual Marketing Plan”), which will focus on and include revenue goals, brand goals, strategic initiative goals, influence/ambassador partnerships, and co-branded event opportunities. Not less frequently than once each calendar quarter, the Parties shall meet to discuss the Annual Marketing Plan for such calendar year and make any changes thereto as mutually agreed by the Parties. At the first quarterly meeting of each calendar year, the Parties shall review the results of the previous year’s Annual Marketing Plan and at all quarterly meetings the Parties shall review the results to date of the current year’s Annual Marketing Plan, and the related benefits, costs, limitations, opportunities and other impacts to each Party related thereto.

(b)               During the Term, Wheels Up shall provide Delta with certain event, marketing and Ambassador promotional opportunities as set forth under the “Wheels Up” heading on Schedule 1.

(c)               During the Term, Delta shall provide Wheels Up with the event, marketing and promotional support as set forth under the “Delta” heading on Schedule 1.

(d)               Each of Delta and Wheels Up may use the Intellectual Property of the other in connection with any joint marketing or communication activities by the Parties, subject to the prior written approval by such Party, such approval not to be unreasonably withheld, delayed or conditioned.

2.3.            Additional Opportunities.

(a)               The Parties shall explore potential business opportunities for Wheels Up to provide flight operations within the United States for international SkyTeam member carriers, emergency travel, and, in certain situations, for high value and emerging high value Delta customers. If the Parties agree to pursue any such business opportunities, the Parties shall mutually agree to the integration, expenses and cost sharing related to such operations.

(b)               Upon the reasonable written request of Wheels Up, Delta shall use its commercially reasonable efforts to introduce directors, officers and employees of Wheels Up to its network of corporate partners (such as, but not limited to, [***] and the [***]) in order to facilitate opportunities for Wheels Up to explore commercial opportunities with such corporate partners.

2.4.            Discounts on Delta Commercial Flights. Each WUP Member that has in any calendar year paid Wheels Up at least [***] Dollars ($[***]) (each, a “WUP [***] Member”), shall receive, during (a) the remainder of the calendar year during which he or she became a WUP [***] Member, and (b) the following calendar year, the additional benefits from Delta as set forth on Schedule 2 to this Agreement, subject in each case to the terms and conditions set forth on such Schedule 2. A WUP Member shall automatically lose his or her status as a WUP [***] Member as of 11:59 pm on December 31 of any calendar year during which such WUP [***] Member has not paid Wheels Up at least [***] Dollars ($[***]). At any time after the first two (2) years of the Term, Delta may, upon no less than thirty (30) days’ prior written notice to Wheels Up, increase, reduce or modify any of the benefits set forth on Schedule 2.

2.5.            Corporate Accounts.

(a)               Delta shall use commercially reasonable efforts to refer certain [***] who are not, nor have previously been, a WUP Member to Wheels Up for purchase of products and services of Wheels Up. WUP shall pay Delta [***], subject to the terms and conditions set forth on Schedule 3-A.

(b)               Wheels Up shall use commercially reasonable efforts to refer certain WUP Corporate Customers who are not, nor have previously been, a Delta Corporate Customer to Delta to become a corporate customer of Delta. Delta shall pay WUP the applicable referral fees as set forth on Schedule 3-B to this Agreement for each WUP Corporate Customer that executes and delivers to Delta a corporate sales agreement where Wheels Up introduced Delta to the prospect, subject to the terms and conditions set forth on Schedule 3-B.

2.6.            Co-Branded Card. The Parties shall collaborate on and discuss in good faith the development and launch of a tri-branded credit or benefit card with [***]. If a tri-branded card with [***] is not agreed upon among the Parties, Wheels Up may launch its own co-branded credit or benefit card with an issuer of its choice (with such card, issuer, and benefits subject to Delta’s prior written consent, which consent may be withheld if Delta determines, in its reasonable discretion, that such credit card or benefit card would be [***]); provided, however, if at any time during the term Wheels Up has launched a co-branded credit card or benefit card and Delta’s equity ownership or management rights change such that Wheels Up is deemed an Affiliate of Delta, upon request from Delta Wheels Up shall [***].

2.7.            Delta Vacations. Delta shall cause its Affiliate, Delta Vacations LLC, to use its commercially reasonable efforts to develop targeted promotions to, and provide dedicated customer service support for, WUP Members. Wheels Up shall make such promotions prominently visible to WUP Members and use its commercially reasonably efforts to enable click-through booking capabilities on the Delta Vacations booking platform from the WUP Self Service applications. Such development and integration efforts shall be mutually agreed to and implemented in accordance with Section 2.1 of this Agreement.

2.8.            Additional Agreements. Simultaneously with the execution and delivery of this Agreement, the Parties shall execute and deliver to each other (i) the Participation Agreement in the form attached hereto as Exhibit A and (ii) the Corporate Sales Agreement in the form attached hereto as Exhibit B.

2.9.            Value and Benefits.

(a)               Wheels Up shall provide in-kind benefits to Delta (the “Run-Rate Benefits”) valued at the following minimum amounts:

(i)	[***] Dollars ($[***]) in calendar year 2020;

(ii)	[***] Dollars ($[***]) in calendar year 2021;

(iii)	[***] Dollars ($[***]) in calendar year 2022; and

(iv)	[***] Dollars ($[***]) in calendar year 2023 and each calendar year thereafter during the Term.

(b)               The Parties shall cooperate to develop a plan pursuant to which such Run-Rate Benefits will be provided and the respective valuations assigned to the Run-Rate Benefits provided to Delta. Schedule 4 sets forth example calculations of certain Run-Rate Benefits, as guidance for the Parties.

(c)               Not less frequently than once per calendar quarter during the Term, or at such other frequency as mutually agreed by the Parties, the Parties shall meet to review the Run-Rate Benefits provided during such calendar year as of the end of the calendar quarter immediately preceding the applicable meeting and the relevant financial and other information and determine whether Wheels Up is on track to meet such calendar year’s Run-Rate Benefits obligation. At least five (5) Business Days prior to each quarterly meeting, Wheels Up shall provide Delta with a statement of cumulative Run-Rate Benefits provided to Delta through the calendar quarter immediately preceding the applicable meeting (each, a “Run-Rate Statement”). Each Run-Rate Statement shall include a good faith, itemized calculation of the values of the Run-Rate Benefits that have been provided and supporting materials used for such calculations. For any quarterly meeting where Wheels Up is projected not to meet the current year’s Run-Rate Benefits obligation or is otherwise not on track to meet such obligation after adding in the excess (if any) of the Run-Rate Benefits provided in prior calendar years over the minimum amount for such calendar years as set forth in Section 2.9(a) (the “Run-Rate Excess”) (such failure to meet the obligations, a “Deficiency”), Wheels Up shall provide for Delta’s approval a plan to eliminate any such Deficiency, including specific Run-Rate Benefits that Wheels Up will provide to Delta through various value delivery mechanisms (e.g., [***]) to meet the current year’s Run-Rate Benefits obligation (each, a “Deficiency Cure Plan”); provided, that, upon request, Delta shall provide Wheels Up with the information in Delta’s possession to assist with the determination of the amount of Run-Rate Benefits delivered and to develop the Deficiency Cure Plans. Wheels Up shall effectuate such Deficiency Cure Plan to cure the applicable Deficiency. For the avoidance of doubt, Wheels Up shall not be (i) required to make any cash payments to Delta in pursuit of the Run Rate Benefit targets herein or (ii) liable for, nor be required to cure (including for purposes of Section 4.2(d)), any Deficiency to the extent that such Deficiency is caused by a [***].

(d)               In addition, at each of the quarterly meetings referenced in Section 2.9(c) above, the Parties shall discuss the effectiveness of the Delta-provided initiatives and support to Wheels Up as contemplated by the applicable Annual Marketing Plan. For any such meeting where Wheels Up determines, in its commercially reasonable judgment, that such initiatives and support are not meeting its expectations, the Parties shall work together to develop and pursue a plan to modify such initiatives and support. For the avoidance of doubt, Delta shall not be required to make any cash payments, nor incur any additional expense that is not mutually agreed upon by the Parties in connection with any such modifications.

(e)               Run-Rate Benefits Reconciliation. Any disagreement, dispute, or claim between the Parties arising out of or related to this Section 2.9 shall first be addressed on an informal basis in accordance with this Section 2.9(e). All communications made in connection with informal dispute resolution hereunder shall be deemed confidential and privileged settlement communications pursuant to the applicable rules of evidence and shall not be admissible in any legal proceeding.

(i)	Initially, the Party believing itself aggrieved (the “Invoking Party”) shall call for progressive management involvement in the dispute negotiation by written notice to the other Party. The Parties shall work diligently to arrange personal meetings and/or telephone conferences as needed, at mutually convenient times and places, between negotiators for the Parties at the successive management levels set forth below:

Level	Wheels Up	Delta
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]

(ii)	The negotiators at each management level shall have a period of [***] ([***]) Business Days in which to attempt to resolve the dispute, unless otherwise agreed to by the Parties. The allotted time for the first-level negotiation shall begin on the date of receipt of the Invoking Party's notice. If a resolution is not achieved by negotiators at the first level before the end of the allotted time, then the allotted time for the negotiations at the next management level shall begin immediately. If a resolution is not achieved by the negotiators at the final management level within the allotted time for such negotiations, then any Party shall have the right, but not the obligation, to pursue any rights and remedies available to such Party, including, the right to commence a Legal Dispute pursuant to Section 10.10. Any meetings (or telephone conferences) held pursuant to this Section 2.9(f) shall be held at a mutually agreeable time and location.

(iii)	The Parties agree that the foregoing shall not apply when a Party makes a good faith determination that a breach of the terms of this Agreement by any other Party is such that the damages to such Party resulting from the breach will be so immediate, so material or so severe, and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is the only adequate remedy.

2.10.        Quarterly Review Meetings. Not less frequently than once per calendar quarter during the Term, or at such other frequency as mutually agreed by the Parties, the Parties shall meet to discuss the following topics: (i) certain operations and strategy of Wheels Up, including network strategy and any necessary or appropriate changes to current and future strategy and service offerings (including, but not limited to, company-initiated scheduled route service with by-the-seat-pricing); (ii) current and anticipated sales initiatives of Wheels Up; (iii) the financial performance of Wheels Up, including historical and forecasted revenue performance, historical pricing and inventory, current rate schedules, and any known or likely future adjustments thereto; (iv) [***]; (v) the Parties’ performance of their respective obligations hereunder; (vi) strategic initiatives to be implemented by the Parties and (vii) any other matter relating to the subject matter of this Agreement.

2.11.        Data Sharing. Subject to the sole discretion of each Party, Delta and Wheels Up will share certain data with each other, including, but not limited to, [***] based on Delta customer and Wheels Up Member (including those customers of DPJ) demographics, purchase behaviors, seasonal and geographic travel demand and mutually revenue-accretive opportunities.

2.12.        License. Subject to the terms and conditions of this Agreement, each of Delta and Wheels Up (the “Licensor”) hereby grants to the other (the “Licensee”) a fully-paid, non-exclusive, non-transferable (except in accordance with Section 10.12 below), non-sublicensable, limited license to use the Licensor’s Marks in connection with the activities contemplated by this Agreement during the Term, including the joint marketing and communications activities; provided, that each instance of usage of the Marks shall be subject to the prior approval of the Licensor, such approval not to be unreasonably withheld, conditioned or delayed. The Parties agree that where Wheels Up is the Licensee of Delta’s Marks, Wheels Up may exercise the foregoing license through WUP, WUPH or any other Affiliate of Wheels Up conducting any of the business to which this Agreement relates. Each Licensor, in its sole discretion from time to time, may change the appearance and/or style of the Licensor’s Marks. In such event, Licensor shall give Licensee reasonable advance written notice of such change and provide Licensee a reasonable period of time to implement such change. Licensee agrees that its use of the Licensor’s Marks hereunder, and the goodwill generated thereby, shall inure solely to the benefit of Licensor, and that Licensee shall not at any time acquire any rights in the Marks as a result of such use.

ARTICLE III
PAYMENT TERMS

3.1.            Once per month, or at such other interval as agreed to in writing by the Parties, Delta will issue Wheels Up an itemized invoice for any amounts due from Wheels Up pursuant to this Agreement; provided, however, that any failure or delay by Delta to invoice Wheels Up for any such amounts shall not relieve Wheels Up of the obligation to pay Delta such amounts.

3.2.            Once per month, or at such other interval as agreed to in writing by the Parties, Wheels Up will issue Delta an itemized invoice for any amounts due from Delta pursuant to this Agreement; provided, however, that any failure or delay by Wheels Up to invoice Delta for any such amounts shall not relieve Delta of the obligation to pay Wheels Up such amounts.

3.3.            The invoiced Party will pay the amount stated on the invoice, in immediately available funds, directly to the invoicing Party, within [***] ([***]) days of the date of the invoice. Any amount not paid in accordance with this Article shall be subject to an additional interest charge of the lesser of [***]% per month or [***]. If a Party reasonably and in good faith disputes a portion of any invoice, it shall provide written explanation with reasonable details identifying the grounds of the dispute, and the disputing Party may withhold payment of the disputed portion until the dispute is resolved, without penalty, but shall pay the remainder of the invoice as set forth in this Agreement. The Parties shall cooperate with each other to resolve the dispute as quickly as possible.

3.4.            Payments shall be sent to the following addresses or pursuant to the following wire instructions:

Payments from Wheels Up to Delta:

If by regular mail or overnight delivery:

Delta Air Lines, Inc.

[***]

Atlanta, Georgia 30354-1989

Delta’s wire transfer instructions are as follows:

[***]

Payments from Delta to Wheels Up:

If by regular mail or overnight delivery:

Wheels Up

[***]

New York, New York 10036

Wheels Up’s wire transfer instructions are as follows:

[***]

ARTICLE IV
TERM AND TERMINATION

4.1.            Term. Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and continue in effect for an initial term of seven (7) years following the Effective Date (the “Initial Term”), unless earlier terminated in accordance with this Agreement. Thereafter, this Agreement shall automatically renew for two (2) successive three (3) year renewal terms (each a “Renewal Term”), unless any Party gives written notice to the other Parties of its intent not to renew at least one (1) year prior to the expiration of the then-current Initial Term or Renewal Term. The Initial Term and any Renewal Term, as applicable, are collectively referred to as the “Term.”

4.2.            Termination. This Agreement may be terminated with immediate effect as follows:

(a)               at any time upon the mutual written agreement of the Parties, which agreement must state the effective date of termination;

(b)               by Delta or Wheels Up when the non-terminating Party materially breaches any of its obligations under this Agreement, the Participation Agreement or the Corporate Sales Agreement and has failed to remedy the breach within [***] ([***]) days after receipt of notice from the terminating Party of the breach, such notice to reference this Section 4.2 and describe in reasonable detail the alleged breach; provided, that the right to terminate this Agreement under this Section 4.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, such breach;

(c)               by Delta, upon the occurrence of any of the following: (i) a Change of Control of WUPH; (ii) an occurrence related to Wheels Up that would be likely to tarnish Delta’s brand reputation (as determined in Delta’s commercially reasonable discretion (it being understood that an occurrence or event generally affecting the industry in which Wheels Up operates would not be attributed to Wheels Up for purposes of this sub-clause (ii); or (iii) if at any time prior to an initial public offering of the shares of WUPH resulting with such shares being listed on a national stock exchange (an “IPO”), Kenny Dichter is no longer the CEO of WUPH;

(d)               by Delta, upon the occurrence of any of the following: (i) a determination, based on objective industry-recognized certification or criteria, that the operational safety of WUP or any of its Affiliates does not meet industry expectations or standards (following written notice to WUP of the alleged occurrence and WUP or the applicable Affiliate failing to cure the deficiency within [***] ([***]) days after receipt of such notice); (ii) WUP’s (or that of any applicable Affiliate of WUP) air transportation services are not in material compliance with all applicable Laws (following written notice to WUP of the alleged noncompliance and WUP or the applicable Affiliate failing to cure such noncompliance within [***] ([***]) days after receipt of such notice (if curable)); or (iii) the Federal Aviation Administration operating certificate or U.S. Department of Transportation economic authority of WUP or any of its Affiliates is surrendered, suspended, revoked or expired, provided, in the case of a suspension, such suspension is not lifted within [***] ([***]) days after its commencement;

(e)               by Delta, upon the occurrence of any of the following: (i) a failure by Wheels Up to strictly enforce each of the safety, maintenance and flight operation policies, standards and protocols applicable to air carriers operating flights for WUP Members or customers of, or otherwise on behalf of, WUP or any of its Affiliates (including, but not limited to, those that are owned or Controlled by Wheels Up); (ii) an air carrier operating flights for WUP Members or customers of, or otherwise on behalf of, WUP or any of its Affiliates (including, but not limited to, those that are owned or Controlled by Wheels Up), fails to remain in compliance with Wheels Up’s safety standards and protocols for continued operation of flights for members or customers of, or otherwise on behalf of, WUP or any of its Affiliates; provided, that Delta shall not have the ability to terminate pursuant to this Section 4.2(e)(ii) if, upon becoming aware of such non-compliance, Wheels Up terminates usage of such operator until such operator has demonstrated that it has fully corrected the applicable issue and has been re-approved for usage by WUP or any of its Affiliates in accordance with Wheels Up’s safety, maintenance and flight operation policies, standards and protocols; or (iii) a failure of Wheels Up to promptly terminate usage of an air carrier operating flights for or on behalf of WUP Members or customers upon learning that the Federal Aviation Administration operating certificate or U.S. Department of Transportation economic authority of such air carrier has been surrendered, suspended, revoked or expired;

(f)                notwithstanding Section 4.2(b), by Delta, (i) if Wheels Up fails to provide the applicable Run-Rate Benefits for calendar year 2020, 2021 or 2022 (after adding in any available Run-Rate Excess); provided, however, with respect to any such calendar year for which Wheels Up delivers to Delta at least [***] percent ([***]%) of the required Run-Rate Benefits for such calendar year by December 31st of such year (after adding in any available Run-Rate Excess), Wheels Up shall have the right to cure such shortfall by no later than [***] of the immediately following calendar year; and (ii) if Wheels Up fails to provide the applicable Run-Rate Benefits (after adding in any available Run-Rate Excess) for any calendar year after 2022.

(g)               [***];

(h)               by Delta, if, as part of WUPH and/or its any of its Affiliates’ 14 C.F.R. Part 91 operations, WUPH or any of its Affiliates is not in compliance in all material respects with the maintenance, flight operations and safety policies, standards and protocols adopted and approved by WUPH’s Board of Directors (for the avoidance of doubt, subject to any approval rights for Delta or its appointees set forth in the WUPH LLC Agreement at the time of approval), or if WUPH or any of its Affiliates adopts any policy that would apply to any 14 C.F.R. Part 91 operations in violation of the requirements of the WUPH LLC Agreement;

(i)                 by Wheels Up, upon the occurrence of any of the following: (i) a Change of Control of Delta or (ii) an occurrence relating to Delta that would be likely to tarnish Wheels Up’s brand reputation (as determined in Wheels Up’s commercially reasonable discretion (it being understood that an occurrence or event generally affecting the industry in which Delta operates would not be attributed to Delta for purposes of this sub-clause (ii));

(j)                 by Delta, with respect to any Affiliate of WUPH that ceases to be an Affiliate of WUPH after the Effective Date, but only as this Agreement relates to such Affiliate;

(k)               by any Party upon delivery of notice to the other Parties if any other Party makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or has entered against it, or at its request, an order for relief under the U.S. Bankruptcy Code (11 U.S.C. Sec. 101 et seq., as amended), or the other Party takes advantage of any state, federal or foreign bankruptcy or insolvency act, or a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of thirty (30) days.

4.3.            Effect of Termination. Upon termination by either Party pursuant to Section 4.2, the Parties shall (a) cooperate to promptly wind down the joint marketing and communication program and unwind the Platform Integration, (b) immediately cease any cross-promotion of the other Party using the other Party’s Marks and (c) immediately communicate to their members or customers the termination of the program in a manner reasonably agreed upon by both Parties; provided, that any benefit earned by members or customers prior to such termination shall remain valid and shall be fulfilled in the same manner as it would be required to be fulfilled prior to such termination. Notwithstanding anything to the contrary in Section 4.2, no termination shall relieve any Party for any breach of its obligations under this Agreement that occurs prior to the date of such termination.

ARTICLE V
PERMITS; COMPLIANCE WITH LAWS

5.1.            Permits. Each of the Parties and their respective Affiliates acknowledge and agree that each of them has and shall maintain all material Permits required for each of them to perform their obligations under this Agreement and as required to conduct their respective businesses and operations during the Term, including obtaining and maintaining all Permits required by the DOT and FAA.

5.2.            Compliance with Laws. During the Term, each of the Parties and their respective Affiliates acknowledge and agree that each of them shall comply in all material respects with all Laws applicable to each of them and their respective businesses and operations, including those relating to security, the use and transportation of hazardous materials, flight crew and mechanic qualifications and licensing requirements, crew training and hours, and customs and immigration requirements. At all times, each of the Parties and their respective Affiliates shall operate with the highest standards of care.

5.3       14 C.F.R. Part 91 Operations. During the Term, WUPH and each of its Affiliates shall conduct its flight operations under 14 C.F.R. Part 91 in all material respects in accordance with the maintenance, flight operations and safety policies, standards and protocols adopted and approved by WUPH’s Board of Directors (for the avoidance of doubt, subject to any approval rights for Delta or its appointees set forth in the WUPH LLC Agreement at the time of approval), provided all such maintenance, flight operations and safety policies, standards and protocols shall meet or exceed the requirements under 14 C.F.R. Part 135.

ARTICLE VI
CONFIDENTIALITY

6.1.            All Trade Secrets and information that is otherwise confidential, including non-public information relating to a Party’s Intellectual Property or to the policies, procedures, operations, strategies, organization, finances, or business of a Party, and specifically (without limiting the foregoing) client information or data (whether being the client’s identity or other personal and financial information, or otherwise relating to a client account) (“Confidential Information”) communicated by one Party (as “Disclosing Party”) to the other (as “Receiving Party”), whether before or after the Effective Date of this Agreement, will be held by the Receiving Party in strict confidence and will be used by the Receiving Party only in the performance of its duties, or the exercise of its rights, under this Agreement, in a manner consistent with all applicable Laws, including antitrust Laws. The Parties acknowledge that any and all such Confidential Information may be oral, written, encoded, graphic, digital, or in any other tangible form, and may or may not be marked confidential. “Confidential Information” excludes: (i) information that becomes publicly available without any breach of this Agreement, (ii) information received by the Receiving Party from a third party without any confidentiality obligation and without any breach of this Agreement, (iii) information that is independently developed by Receiving Party without access to or reliance upon the Confidential Information of the Disclosing Party, as evidenced by records kept by the Receiving Party in the ordinary course of business, and (iv) information that is approved for release by written authorization of Disclosing Party. References to Disclosing Party’s Confidential Information, for clarity, means not only Confidential Information of or regarding Disclosing Party, but also of its Affiliates and of third parties who have entrusted the Confidential Information to Disclosing Party.

6.2.            Receiving Party shall use the same standard of care to protect the confidentiality of Disclosing Party’s Confidential Information as Receiving Party uses to protect its own confidential information, which must be at least the care a reasonably prudent person would use as to its own Confidential Information. Except to the extent required to perform its obligations or exercise its rights under this Agreement and except as provided in Section 6.5, Receiving Party shall not transfer, disclose or otherwise make available to any Person, in whole or in part or in any form, any Confidential Information of the Disclosing Party.

6.3.            Upon the expiration or termination of this Agreement, each Party will, at the written request of any other Party, return to the other Party or destroy all written Confidential Information and permanently destroy or delete all other Confidential Information in whatever form or medium and so certify to the other Parties in writing. Nothing herein shall prevent a Party from retaining copies of records that are required by Law to be maintained, subject to the obligations of confidentiality set forth above, which, notwithstanding Section 6.4, will remain in effect until any such Confidential Information is returned and destroyed in accordance with this Section 6.3.

6.4.            Duration of Obligations. The confidentiality obligation with respect to Confidential Information shall remain in effect until [***] ([***]) years from the termination or expiration of this Agreement unless otherwise set forth herein. The confidentiality obligation with respect to Confidential Information consisting of PII shall remain in effect [***]; provided, however, that if applicable Law requires a reasonable limit upon the duration of such obligation, the Parties agree that the longer of [***] ([***]) years from the date of this Agreement or [***] ([***]) years from the date of receipt of the PII shall be deemed reasonable. The confidentiality obligation with respect to Confidential Information consisting of Trade Secrets shall remain in effect for as long as governing Law allows.

6.5.            Court Order. Notwithstanding the restrictions in this Article, the Receiving Party may disclose Confidential Information (including Trade Secrets) of the Disclosing Party to the extent required by an order of any court or other Governmental Authority or by Law or legal process, but (i) only after the Receiving Party has notified the Disclosing Party and Disclosing Party has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure and (ii) the Receiving Party will disclose only that portion of the Confidential Information that it is legally required to disclose and will use commercially reasonable efforts to obtain assurances that such Confidential Information will be accorded confidential treatment.

6.6.            Ownership. As between Disclosing Party and Receiving Party, Disclosing Party shall own all right title and interest in and to its Confidential Information.

6.7.            Additional Provisions regarding PII. In addition to the other obligations in this ARTICLE VI, the Parties shall comply with the provisions of Schedule 5 to this Agreement concerning PII. The Parties shall use reasonable efforts to amend Schedule 5 to this Agreement in order to comply with all applicable Laws and with Delta or Wheels Up policies upon the written request of the other.

6.8.            Other Duties or Obligations. The obligations set forth in this Agreement are in addition to, and not in lieu of, any fiduciary duties or obligations of confidentiality or nondisclosure that the Parties may have to each other under the common law, laws providing for the protection of Trade Secrets, or other statutory law. The Parties acknowledge and agree that any sharing of Confidential Information, Trade Secrets, PII, or other data shall be at the sole discretion of the Disclosing Party; provided, that each Party shall be required to disclose and share all such Confidential Information, Trade Secrets, PII or other data reasonably necessary to perform its duties and obligations under this Agreement and to enable the other Parties to perform their obligations under this Agreement unless such disclosure is prohibited by agreement or Law.

ARTICLE VII
PUBLIC ANNOUNCEMENTS

7.1.            None of the Parties or any of their Affiliates or representatives shall (orally or in writing) publicly disclose, issue any press release, or make any other public statement, or otherwise communicate with the media or public, concerning the existence of this Agreement, the Participation Agreement or the Corporate Sales Agreement or the subject matter hereof or thereof, without the prior written approval of the other Parties, except if and to the extent that such Party (based on the reasonable advice of counsel) is required to make any public disclosure or filing (“Required Disclosure”) regarding the subject matter of this Agreement (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded or (iii) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (i) or (ii) of this Section 7.1, the Party making any Required Disclosure shall consult with the other Parties regarding the substance of the Required Disclosure and provide the other Parties a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing. Each Party shall be liable for any failure of its Affiliates or representatives to comply with the restrictions set forth under this Section 7.1.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

8.1.            Delta and Wheels Up hereby represent and warrant to the other that: (i) such Party has full power and authority to enter into this Agreement; (ii) this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; (iii) the execution and delivery of this Agreement and the performance of its obligations hereunder do not violate or conflict with, and will not result in a breach or default, or in any occurrence that, with a lapse of time or action by a third party or both, could result in a breach or default, with respect to any contract, agreement, commitment, or undertaking, either written or oral, to which such Party is a party or by which such Party is bound; (iv) it has complied with all applicable Laws and has obtained and maintained in good standing all Permits required to lawfully perform its duties and obligations under this Agreement; and (v) it has the right to grant the other Party the licenses set forth herein.

ARTICLE IX
INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1.            To the fullest extent allowed by Law, a Party (the “Indemnitor”) shall defend the other Parties, and their respective parent companies, subsidiaries and Affiliates, and its and their respective officers, stockholders, directors, agents and employees (collectively, the “Indemnified Parties”) against any and all third party claims, demands, suits, or actions, actual or threatened (“Claims”), and shall release, indemnify, and hold harmless the Indemnified Parties for and from any and all liabilities, obligations, losses, damages, deficiencies, penalties, levies, fines, judgments, settlements, costs and expenses, including interest, litigation costs, and reasonable attorney’s fees (“Losses”), to the extent such Claims or Losses arise out of or result from: (i) the [***] of this Agreement by Indemnitor (or anyone employed by Indemnitor or anyone for whose acts Indemnitor may be liable) in the performance or nonperformance of the Indemnitor’s obligations under this Agreement; (ii) any allegation by a third party that the Indemnified Party’s use of the Indemnitor’s Intellectual Property in accordance with this Agreement infringes, misappropriates or otherwise violates the Intellectual Property of such third party; or (iii) any allegation by a third party of the Indemnitor’s unauthorized disclosure, processing, capture, transmission or use of PII, or of any other circumstances that if true as alleged would constitute a breach of the Indemnitor’s obligations under this Agreement with respect to PII. Losses may include, but are not limited to, injury to or death of any person (including employees), or damage to or destruction of any property, real or personal (including property owned, leased or under the control of Indemnitor). This Section shall apply regardless of whether the Claim or Loss was caused in part by, an Indemnified Party; provided, however, that nothing contained in this Section shall require Indemnitor to defend, release, indemnify, or hold harmless any Indemnified Parties from or against any Claim or Loss to the extent arising from the [***], an Indemnified Party. This Section shall not be construed to negate, abridge or otherwise reduce any other right to indemnity which would otherwise exist in favor of any Indemnified Party, or any other obligation of Indemnitor, its officers, directors, employees, agents or contractors to indemnify an Indemnified Party. Indemnitor's obligations under this Section shall not be limited in any way by [***], or by [***].

9.2.            The Indemnified Party shall promptly give the Indemnitor notice of any Claim or Loss asserted by a third party for which the Indemnified Party seeks indemnity under this Agreement (each a “Third-Party Claim”). The Indemnitor may assume control of the defense of any Third-Party Claim within [***] ([***]) days after delivery of notice by giving written notice to the Indemnified Party of its intention to assume such defense, but if and only if the Indemnitor further retains counsel for the defense of such Third-Party Claim reasonably satisfactory to the Indemnified Party. If the Indemnitor assumes control of the defense, it shall have sole control over the defense and settlement of Third-Party Claims; provided, however, that: (i) the Indemnified Party will be entitled to participate in the defense of such Third-Party Claim and to employ legal advisers at its own expense to assist in the handling of the Third-Party Claim; (ii) if the Indemnified Party reasonably concludes that the Indemnitor and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, then the Indemnified Party will be able to participate in the defense of such Third-Party Claim and the reasonable fees and expenses of one counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement; and (iii) without the Indemnified Party’s prior written consent: (1) no compromise or settlement may contain any finding or admission of any violation of law or any violation of the rights of any Person by or on behalf of any Indemnified Party; (2) no compromise or settlement may give rise to any other claim that may be made against any Indemnified Party; (3) the sole relief provided in any compromise or settlement shall be monetary damages that are paid in full by the Indemnitor; and (4) the compromise or settlement shall include, as an unconditional term, in form and substance reasonably satisfactory to the Indemnified Party, the claimant’s or the plaintiff’s release of the Indemnified Party from all liability in respect of the Third-Party Claim. The Indemnified Party will provide reasonable assistance to the Indemnitor (at the Indemnitor’s expense), including reasonable assistance from the Indemnified Party’s employees, agents, independent contractors and Affiliates, as applicable.

9.3.            LIMITATION OF LIABILITY. IN NO EVENT WILL ANY PARTY BE LIABLE TO THE INDEMNIFIED PARTIES FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST REVENUES, PROFITS, OR GOODWILL, FOR ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING EXCLUSIONS SHALL NOT APPLY TO: ANY PARTY’S LIABILITY TO THE OTHER PARTIES FOR SUCH PARTY’S VIOLATION OF THE CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING THE OBLIGATIONS SET FORTH IN ARTICLE VI; OR INDEMNITOR’S OBLIGATION UNDER THIS AGREEMENT TO INDEMNIFY THE INDEMNIFIED PARTIES FOR LOSSES ARISING OUT OF THIRD-PARTY CLAIMS.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1.        Amendments. Any amendment of this Agreement must be in writing and signed by each of Delta, WUP and WUPH.

10.2.        Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be wholly or partly invalid, void, illegal or unenforceable or unreasonable, the remaining provisions of this Agreement shall be unimpaired and the invalid, void, illegal, unenforceable or unreasonable provision shall be deemed severable and be replaced by a mutually acceptable provision, which, being valid, effective, legal, enforceable, and reasonable, comes closest to the Parties’ intention which underlies the invalid, void, illegal, unenforceable, or unreasonable provision.

10.3.        Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires: (b) the word “including” and words of similar import shall mean “including, without limitation;” (c) provisions shall apply, when appropriate, to successive events and transactions; (d) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (e) references to “days” or a “day” shall mean a calendar day, unless otherwise stated; and (f) as this Agreement is the product of negotiations between the Parties and their respective counsel, no provision or section of this Agreement shall be construed against any Party by reason of ambiguity of language, rule of construction against the draftsman, or similar doctrine.

10.4.        Survival of Terms. The representations, warranties and covenants made in this Agreement except for those that apply only to a certain time, shall survive the execution and delivery of this Agreement and the fulfilment of the transactions described herein.

10.5.        Third Party Beneficiaries. The Parties acknowledge that this Agreement, including the limitations of liability set forth herein are expressly made for the benefit of Delta and Wheels Up. There are no third-party beneficiaries of any rights under this Agreement.

10.6.        Legal Nature of the Parties Relationship. Wheels Up and Delta are independent contractors, and nothing herein will be construed to create a partnership, agency, joint venture, or employer-employee relationship. Neither Wheels Up nor Delta are entitled to participate in any plans, arrangements or policies (including bonuses, vacations, sick leave, stock options, medical plans and other benefits) that the other may provide or make available for its employees.

10.7.        Insurance.

(a)               Wheels Up shall require any operator conducting the flights as contemplated by this Agreement to provide and maintain at its own expense Aviation Liability (including Premises Liability), third party liability and passenger bodily injury liability insurance (including war and allied perils to the extent commercially available) with limits of not less than, for each operator owned and controlled by Wheels Up, One Hundred Million Dollars ($100,000,000), and for each other operator, Fifty Million Dollars ($50,000,000), for each occurrence and in the aggregate, all in accordance with standard aviation insurance industry practices on a combined single limit basis, covering claims for bodily injury and property damage.

(b)               Wheels Up and its Affiliates shall provide and maintain at their own expense insurance coverage of the minimum insurance coverage terms, types and limits set forth below:

(i)	Workers’ Compensation and Employers’ Liability insurance to the extent required and satisfying statutory requirements, including Employers’ Liability coverage with limits of not less than One Million Dollars ($1,000,000) per accident. Wheels Up and its insurers shall waive its rights of recovery against Delta and its insurers for any loss arising from or relating to this Agreement. Wheels Up shall require its insurers to execute any waiver of subrogation endorsements which may be necessary to effect such waiver.

(ii)	Non-Aviator Operations Insurance, for which the Parties acknowledge that Delta may not be added as an additional insured.

(iii)	Commercial General Liability naming Delta as an additional insured, with limits of not less than Five Million Dollars ($5,000,000) for bodily injury and property damage, and personal and property injury, for each occurrence and Twenty Million Dollars ($20,000,000) general aggregate.

(c)               Wheels Up shall ensure that a certificate(s) of insurance coverage and a copy of an Additional Insured endorsement confirming that Delta has been given Additional Insured status under any aviation liability policy of any operator owned and Controlled by Wheels Up and Wheels Up’s Commercial General Liability policy, shall be delivered to Delta prior to commencing any services under this Agreement. Renewal Certificates shall be provided to Delta upon or within 10 days of Wheels Up’s policy expiration dates. Wheels Up shall provide Delta or Wheels Up’s insurance policies shall contain a provision that Delta shall receive, written notice by regular mail or e-mail, of cancellation of any insurance described above. Such written notice shall be provided to Delta at least ten (10) days in advance of cancellation for non-payment of premium and thirty (30) days in advance for any other cancellation.

10.8.        Notice. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by overnight courier, mailed by United States registered or certified mail, return receipt requested, postage prepaid, and addressed to the appropriate Party at its address as set forth below the Parties’ signatures hereto. Any such notice, request, or other communication shall be considered given on the date of hand or courier delivery if delivered by hand or overnight courier, or on the third day following the date of deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall not affect the validity or the effectiveness of the notice, request or other communication. By giving prior written notice thereof, any Party may from time to time and at any time change its mailing address hereunder.

Delta:
U. S. Mail Deliveries: Delta Air Lines, Inc. 1030 Delta Blvd. Dept. 862 Atlanta, Georgia 30354 Attention: SVP – Planning and Chief Strategy Officer
With a copy to: Delta Air Lines, Inc. 1030 Delta Boulevard Dept. 981 Atlanta, Georgia 30354 Attention: General Counsel
Wheels Up:
Wheels Up Partners Holdings LLC 220 West 42nd Street, 9th Floor New York, NY 10036 Attention: Jason Horowitz
With a copy to: Wheels Up Partners LLC 220 West 42nd Street, 9th Floor New York, NY 10036 Attention: Legal

10.9.        Waiver. The failure of any Party to enforce any of the provisions of this Agreement, or to exercise any option provided in this Agreement, or to require performance by the other Parties of any of the provisions in this Agreement, is not a present or future waiver of such provisions and does not affect the validity of this Agreement or the right of the other Parties to enforce each and every provision of this Agreement thereafter. The express waiver (whether one or more times) by any Party of any provision, condition or requirement of this Agreement does not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

10.10.    Governing Law, Consent to Jurisdiction, Etc. All Legal Disputes shall be governed and construed in accordance with the laws of the state of Delaware, United States of America, without giving effect to any choice-of-law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. The Federal or state courts situated in Wilmington, Delaware, United States of America, have exclusive jurisdiction over the resolution of all Legal Disputes, and each Party irrevocably submits to the personal jurisdiction of such courts. The United Nations Convention on Contracts for the International Sale of Goods shall not be applicable to the Parties’ rights or obligations under this Agreement.

10.11.    Survival. Subject to the limitations and other provisions of this Agreement, [***] of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

10.12.    Assignment. No Party may assign any of its rights under this Agreement or delegate its performance under this Agreement, whether voluntarily or involuntarily, by merger, consolidation, dissolution, operation of law, or in any other manner, without the prior written consent of the other Parties. Any purported assignment of rights or delegation of performance in violation of this Section 10.12 is void.

10.13.    Further Assurances. The Parties will (a) execute and deliver such additional documents, instruments and assurances and (b) use their commercially reasonable efforts to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

10.14.    Publicity. None of the Parties will, without the other Parties’ prior written consent in each instance, represent, directly or indirectly, that any product or service provided by a Party has been approved or endorsed by the other Parties or any of its Affiliates.

10.15.    Remedies Cumulative. Except as specifically set forth in this Agreement, the rights and remedies set forth in this Agreement are cumulative and are not intended to be exhaustive. A Party’s cure of any failure to perform under this Agreement does not excuse liability for any delays or other damages the non-defaulting Party may have incurred resulting from the failure.

10.16.    Entire Agreement. This Agreement, together with the Participation Agreement, the Corporate Sales Agreement and the schedules and exhibits attached hereto and thereto, sets out the entire agreement and understanding between the Parties in respect of the subject matter of this Agreement, and each Party confirms that it has not entered into this Agreement in reliance upon any representation, warranty, promise or assurance made or given by the other Parties or any other Person, whether or not in writing, at any time prior to the execution of this Agreement which is not expressly set out herein.

10.17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be as effective as delivery of a manually executed counterpart to this Agreement.

Signatures Appear on Following Page

IN WITNESS WHEREOF, the Parties or their duly authorized representatives have executed this Agreement as of the first date set forth above.

DELTA AIR LINES, INC.:

By:	/s/ Garrett L. Chase
Name: Garret L. Chase
Title: SVP Planning and Chief Strategy Officer

WHEELS UP PARTNERS LLC:

By:	/s/ Kenneth Dichter
Name: Kenneth Dichter
Title: Chief Executive Officer

WHEELS UP PARTNERS HOLDINGS LLC:

By:	/s/ Kenneth Dichter
Name: Kenneth Dichter
Title: Chief Executive Officer

[Signature Page to Commercial Cooperation Agreement]